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                                                                 Exhibit 10(xlv)

THE NORTH AMERICAN COAL
CORPORATION

1997 INCENTIVE COMPENSATION
PLAN

                                 DECEMBER, 1996


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1997 INCENTIVE COMPENSATION
PLAN

SUMMARY

The Incentive Compensation Plan (Plan) offers a strongly competitive incentive opportunity to senior managers when all performance objectives under their control or influence are achieved. This is accomplished through a structure containing the following elements:

          - Each participant is assigned an individual incentive target, stated as a percentage of salary midpoint, that establishes the incentive amount they will receive when performance objectives are met.

          - The individual target amount is allocated among the following performance components:

               -    North American Coal (NAC) corporate performance.

               -    Bellaire Corporation cash flow.

               -    Business unit results.

               -    Individual achievement.

          - Percentage weightings are assigned to each component based on the participant's accountabilities and their impact on each component.

          - One or more performance objectives will be established at the beginning of the year for each performance component.

          - A performance range, which defines the acceptable level of results, from threshold to maximum, is created around each performance objective.

          - A payout range is defined which provides for incentive payments up to 150 percent of the incentive target, except to the extent the committee elects to increase the actual pool by up to 10%, as described below.

          - A performance/payout schedule combines the two ranges into a matrix that defines the level of payout that will result from each level of performance.

          - After audited financials are available, awards will be calculated based on actual results against the established objectives.

          - A final individual performance adjustment may be made, within a range of + or - 10 percent of the calculated award, based on a judgment of the participant's overall performance.


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1997 INCENTIVE COMPENSATION PLAN

This incentive compensation plan will allow management and the Board to establish, in advance, the performance expectations and related incentive potential that NAC's executives will work with for the year. At year-end, the structure channels judgment of the managements team's performance along predetermined lines that should convey a sense of fairness in the determination of rewards.

PLAN STRUCTURE

         INDIVIDUAL INCENTIVE TARGETS
         ----------------------------

         The fundamental building block of the proposed Plan structure is the individual incentive target. Each participant is assigned a target, stated as a percentage of base salary, which will be paid when all relevant performance objectives are achieved. The Plan provides for payments above or below the target to reflect acceptable variances from performance objectives.

         PERFORMANCE GOALS

         Four sets of goals are proposed:





                           INTENTIONALLY LEFT BLANK








         INCENTIVE AWARD RANGE
         ---------------------

         Actual performance results attained probably will not be exactly equal to the established performance goals. Therefore, the Plan is designed to provide payouts ranging up to 150 percent of the target award if actual results fall within a predetermined range of acceptable performance.


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1997 INCENTIVE COMPENSATION PLAN

         The award range is defined as follows:

                                                % OF
                AWARD LEVEL                    TARGET                                 DESCRIPTION
           Maximum                                    150%           Highest level of incentive paid.

           Target                                     100%           Competitive incentive opportunity for
                                                                     achieving all important goals.

           Threshold                                   50%           Incentive  paid  when  results  meet  minimum
                                                                     acceptable standards.

           Below threshold                              0%           Performance does not merit incentive payment.


         COMPONENT WEIGHTINGS
         --------------------

         Participants' potential incentive awards will be allocated between performance components based on their individual impact on results. The allocations allow for awards to be earned based on the achievement of the performance objectives over which each executive has the most control. Weightings will be stated as a percentage and total 100 percent for each participant. The weightings will be established each year to reflect current organizational accountabilities and the relative importance of the various performance components. Our recommended weightings are as follows:






                           INTENTIONALLY LEFT BLANK











         When there is more than one goal for a performance component, further percentage weightings may be assigned, within the overall weightings, to reflect the relative priority of each goal. For

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1997 INCENTIVE COMPENSATION PLAN


         example, if the individual component has a 40 percent weighting and there are five individual goals, each individual goal might be assigned a priority weighting of 20 percent.


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1997 INCENTIVE COMPENSATION PLAN



         PERFORMANCE RANGE
         -----------------

         A range of performance acceptable for incentive payment will be established around each performance objective. For quantitative goals, the range may be set as a percentage of the objective. For goals that cannot be quantified, the range will be defined in narrative form as clearly as possible.

         The following general definitions will apply. The percentage ranges indicated are only guidelines; specific percentage ranges or narrative descriptions should be determined for each goal in line with the definitions.

           PERFORMANCE                           PERCENTAGE
              LEVEL                                GUIDELINE                        DEFINITION
           Threshold                                   75%                      Minimum acceptable results
                                                                                justifying payment of incentives.

           Objective                                  100%                      Results meet high performance
                                                                                demands justifying fully
                                                                                competitive rewards.

           Maximum                                    125%                      Highest foreseeable level of performance.

         PERFORMANCE/PAYOUT SCHEDULE
         ---------------------------

         Combining the payout and performance ranges yields a performance/ payout schedule as in the following example:

          PERFORMANCE          DEFINITION            RESULTS    LEVELS          PAYOUT
          Threshold           Just bonusable             75%   Threshold          50%

          Objective           On plan                   100%   Target            100%

          Maximum             Heavy stretch             125%   Maximum           150%


         This schedule is applied separately to the results of each established performance element to determine the incentive amount earned in accordance with assigned weightings. Performance that falls between the defined levels would result in proportionally adjusted payouts which may be calculated mathematically or determined judgmentally.

         CORPORATE PERFORMANCE THRESHOLD
         -------------------------------

         No incentive awards will be earned under the Plan in any year unless the threshold level under the corporate performance component is achieved. Once the corporate performance threshold is


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1997 INCENTIVE COMPENSATION PLAN

         attained, each performance objective is separate and distinct. This means that partial awards can be earned for the attainment of one performance objective even if another is not sufficient to generate a payout.

         INDIVIDUAL ADJUSTMENT FACTOR
         ----------------------------

         Each individual award, as calculated above, may be adjusted upward or downward by as much as 10 percent of the total award based on managements' perceptions of each individual's overall performance.

         PARTIAL AWARDS
         --------------

         Executives who are hired or promoted during the year to positions eligible for participation in the Plan may be included in the Plan on a pro ratio basis.

         COMMITTEE DISCRETION
         --------------------

         It is the intent of the Plan that the total incentive compensation, as determined above, will be the final total corporate incentive compensation to be paid. However, the committee, in its sole discretion, may increase or decrease by up to ten percent the total incentive compensation or may approve an incentive compensation payment where there would normally be no payments due to corporate performance which is below the criteria established for the year.

1997 PERFORMANCE TARGETS

         See Plan Summary.





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